UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2020

MARIMED INC.
(Exact name of registrant as specified in its charter)

Delaware	0-54433	27-4672745
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10 Oceana Way, Norwood, Massachusetts	02062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 795-5140

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Not Applicable.	Not Applicable.	Not Applicable.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 8.01	Other Events.

MariMed Inc. (the “Registrant”) is unable to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 (“Form 10-Q”) due to circumstances related to the Coronavirus Disease 2019 (COVID-19) pandemic. Specifically, due to the Massachusetts “stay-at-home” mandate, the Registrant’s executive offices have been closed since early March 2020 before which certain of the Registrant’s personnel responsible for its financial reporting function were quarantined as precautionary actions undertaken by the Registrant to prevent exposure of other personnel to the virus and to reduce the spread of the virus. Each of the foregoing has disrupted the normal interactions among its accounting personnel and other staff involved in the preparation of the Form 10-Q and ready access to certain documentation necessary to complete the preparation of the 10-Q and to facilitate review of the Form 10-Q by the Registrant’s independent auditors. As a result, the Registrant has not been able to prepare and complete its Form 10-Q in time for filing by its May 11, 2020 due date.

The Registrant is filing this Current Report on Form 8-K to avail itself of a 45 day extension to file its Form 10-Q, relying on an order issued by the Securities and Exchange Commission on March 25, 2020 pursuant to Section 36 of the Securities Exchange Act of 1934, as amended (Release No. 34-88465). The Registrant estimates that it will file its Form 10-Q as soon as practicable and in any event no later than June 25, 2020, which is 45 days from the original due date of May 11, 2020.

The Company is supplementing the risk factors previously disclosed in its Annual Report on Form 10-K for the year ended December 31, 2019, as amended, with the following risk factor:

Our business, operations, financial condition, and liquidity have been and may continue to be materially and adversely affected by the outbreak of COVID-19.

In March 2020, the World Health Organization declared COVID-19 a global pandemic, and governmental authorities around the world have implemented measures to reduce the spread of the virus. The spread of COVID-19 in the United States and the measures to contain it have negatively impacted the economy and created significant volatility and disruption in financial markets. Business shutdowns in certain states in response to stay-at-home orders and related measures have temporarily eliminated certain customers’, principally non-medical use customers’, access to our  managed dispensaries, adversely impacting sales during this restricted period. In addition, these restrictions and other disruptions caused by the outbreak have impacted our expansion, consolidation, and administrative functions. Further, the volatility in the financial markets and investor uncertainty has delayed and adversely impacted our ability to consummate debt and equity financings to raise working capital to support our operations and expansion plans. As a result, our business, operations, financial condition, and liquidity have been and may continue to be materially and adversely affected. Further, the disruption to the global economy and to our business, along with the decline in our stock price, may also  negatively impact the future carrying values of certain assets, including inventories, accounts receivables, intangibles, and goodwill. The full extent to which COVID-19 and the measures to contain it will impact our business, operations financial condition, and liquidity will depend on the severity and duration of the COVID-19 outbreak and other future developments related to the response to the virus all of which are highly uncertain. As a result, we cannot predict the ultimate impact of COVID-19 on the Company and its operational and financial performance.

The Company anticipates reporting the following:

Total revenues for the quarter ended March 31, 2020 are expected to be approximately $7.5 million, compared to approximately $3.5 million for the same prior year period.

Cost of revenues for the quarter ended March 31, 2020 are expected to be approximately $2.8 million, compared to approximately $1.3 million for the same prior year period.

Forward-Looking Statements

Certain of the statements contained in this report should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. The Registrant does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions, or changes in other factors affecting these forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARIMED INC.

Dated: May 11, 2020
	By:	/s/ Jon R. Levine
Jon R. Levine, Chief Financial Officer